UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported) November 18, 2004


                            Composite Solutions, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


                                     Florida
                 (State or Other Jurisdiction of Incorporation)


        000-24551                                           65-0790758
(Commission File Number)                       (IRS Employer Identification No.)


  P.O. Box 372, La Jolla, California                         92038-0372
(Address of Principal Executive Offices)                     (Zip Code)


                                 (858) 442-0582
              (Registrant's Telephone Number, Including Area Code)


           3252 Holiday Court, Suite 206, La Jolla, California 92037 (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

     On February 24, 2005, Composite Solutions, Inc. (CSI) (OTC: KIPS) entered into a Letter Of Intent with Shenyang Holiday Building Company, Ltd. (SHBC) a Limited Liability Company formed and operating in the Peoples Republic of China. Subject to due diligence by both parties, and subject to a favorable vote upon submission of the proposal to the creditors and interest holders of CSI, the Letter Of Intent calls for CSI to file a voluntary petition for bankruptcy under Chapter 11 and to propose a Plan of Reorganization which would include the acquisition of 100% of SHBC.

     The proposed Plan of Reorganization would call for the consolidation of all of CSI's currently outstanding shares into 50,000 post consolidation shares, the issuance of 150,000 post consolidation shares to creditors of CSI, the issuance of up to 800,000 post consolidation shares to administrative lenders and others, and the issuance of 9,000,000 post consolidation shares to the current owners of SHBC.

     On November 18, 2004 CSI reported that the United States Bankruptcy Court for the Southern District of California had dismissed the company's voluntary petition for liquidation under Chapter 7 of the U.S. Bankruptcy Code. That petition had been filed on October 8, 2004 (Case number 04-08830-JM7). CSI also reported that it would not resume its former operations, but was pursuing other options for reorganizing the corporation via a Chapter 11 bankruptcy and acquisition of another operating entity.

     SHBC owns and operates a twenty story office tower and two hotels, an Intercontinental Hotel and a Holiday Inn Hotel, in the City of Shenyang in China.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        COMPOSITE SOLUTIONS, INC.



Date: March 3, 2005                     By: /s/ Thomas C. Bache
                                           -------------------------------------
                                           Thomas C. Bache
                                           President and Chief Executive Officer